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                                                                     EXHIBIT 4.1



                       AMENDMENT TO 1992 STOCK OPTION PLAN
                           OF SQUARE INDUSTRIES, INC.
                (Adopted by Board of Directors on July 17, 1996)


         Section 7(a) of the 1992 Stock Option Plan is amended to read as follows:

                  "7. Term and Exercise of Options and Stock Appreciation Rights. (a) Each Option and SAR granted under this Plan shall be exercisable on the date and for the number of shares as shall be provided in the option agreement evidencing the Option and setting forth the terms thereof. However, (i) no Option or SAR shall be exercisable after the expiration of ten years from the date of grant and (ii) no ISO, or SAR in tandem with an ISO, granted to a person who at the time of grant owns more than 10% of the voting stock of the Company may be exercisable after the expiration of five years from the date of grant or any subsidiary of the Company."


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